EXHIBIT 3.1

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of April 30, 2008, by and among the parties signatories hereto. The undersigned hereby agree that the Amendment No.2 to the Statement on Schedule 13D/A with respect to the shares of Common Stock, par value $0.0001 per share, of Synutra International, Inc., a Delaware corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Beams Power Investment Limited

By:	/s/ Xiuqing Meng
	Name:	Xiuqing Meng
	Title:	Director

/s/ Xiuqing Meng
Name:	Xiuqing Meng

/s/ Liang Zhang
Name:	Liang Zhang